50 Main Street
White Plains, New York
10606
U.S.A.

April 9, 2004

Dear Shareholder:

You are cordially invited to attend our Annual General Meeting of Shareholders, which will be held on Friday, May 28, 2004 at 10:00 a.m., New York City time, at the Sofitel Hotel, 45 West 44th Street, in New York City. You will find directions to the Sofitel Hotel on page 29 of the enclosed proxy statement.

The proxy statement contains important information about the Annual General Meeting, the proposals we will consider and how you can vote your shares.

Your vote is very important to us. We encourage you to promptly complete, sign, date and return the enclosed proxy card, which contains instructions on how you would like your shares to be voted. You may also appoint your proxy by telephone or the Internet by following the instructions included with the proxy card. Please submit your proxy regardless of whether you will attend the Annual General Meeting. This will help us ensure that your vote is represented at the Annual General Meeting. You may revoke your proxy at any time prior to the Annual General Meeting.

We believe it is important that you are aware of our ongoing commitment to sound corporate governance in principle and in practice. In light of continued new rulemaking by the U.S. Securities and Exchange Commission (SEC) and the final New York Stock Exchange corporate governance listing standards, we have updated our corporate governance policies, including our corporate governance guidelines and our audit committee charter. Our Board and its committees have and will continue to take an active role in the oversight of Bunge. We take our commitment to corporate governance seriously and hope that this commitment gives you confidence about your investment in Bunge.

We look forward to seeing you at the Annual General Meeting.

Alberto Weisser Chairman of the Board of Directors and Chief Executive Officer

50 Main Street
White Plains, New York
10606
U.S.A.

April 9, 2004

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Bunge Limited's 2004 Annual General Meeting of Shareholders will be held on May 28, 2004 at 10:00 a.m., New York City time. The meeting will take place at the Sofitel Hotel, 45 West 44th Street, in New York City. At the Annual General Meeting, we will discuss and you will vote on the following proposals:

•	the election of four Class I Directors to our Board of Directors to serve for a three-year term;

•	the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2004 and the authorization of the Board of Directors, acting through the audit committee, to determine the independent auditors' fees;

•	the approval of the terms of our Amended and Restated Non-Employee Directors' Equity Incentive Plan; and

•	such other matters as may properly come before the meeting or any adjournments or postponements thereof.

These matters are more fully described in the enclosed proxy statement. We will also present at the Annual General Meeting the consolidated financial statements and independent auditors' report for the fiscal year ended December 31, 2003, copies of which can be found in our Annual Report that accompanies this Notice.

March 29, 2004 was the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual General Meeting and at any subsequent adjournments or postponements. The share register will not be closed between the record date and the date of the Annual General Meeting. A list of shareholders entitled to vote at the Annual General Meeting is available for inspection at our principal executive offices in White Plains, New York.

Please promptly complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed envelope. You may also appoint your proxy by telephone or the Internet by following the instructions included with your proxy card. We must receive your proxy no later than 11:59 p.m., New York City time, on May 27, 2004. You may revoke your proxy at any time before the Annual General Meeting by following the procedures described in the proxy statement.

You will be required to bring certain documents with you to be admitted to the Annual General Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual General Meeting to ensure that you comply with these requirements.

By order of the Board of Directors.

James Macdonald Secretary

BUNGE LIMITED
50 Main Street
White Plains, New York 10606
U.S.A.

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Bunge Limited ("Bunge"), a Bermuda company, for its Annual General Meeting of Shareholders to be held on May 28, 2004 at 10:00 a.m., New York City time, at the Sofitel Hotel, 45 West 44th Street, in New York City, and for any adjournments or postponements of the Annual General Meeting. These proxy materials were first mailed to shareholders on or about April 9, 2004.

PURPOSE OF MEETING

As described in more detail in this proxy statement, we will vote on the following proposals at the Annual General Meeting:

•	the election of four Class I Directors to our Board of Directors to serve for a three-year term;

•	the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2004 and the authorization of the Board of Directors, acting through the audit committee, to determine the independent auditors' fees;

•	the approval of the terms of our Amended and Restated Non-Employee Directors' Equity Incentive Plan; and

•	such other matters as may properly come before the Annual General Meeting.

ATTENDING AND VOTING AT THE ANNUAL GENERAL MEETING

Mellon Investor Services LLC has been selected as our inspector of election. As part of their responsibilities, they are required to independently verify that you are a Bunge shareholder eligible to attend the Annual General Meeting, and whether you may vote in person at the Annual General Meeting. Therefore, it is very important that you follow the instructions below to gain entry to the Annual General Meeting.

Check-In Procedure

Shareholders of Record.     If you are or will represent a shareholder of record (those shareholders whose names are listed in our share register), you should go to the "Shareholders of Record" check-in area at the Annual General Meeting. The documents you will need to provide to be admitted to the Annual General Meeting depend on whether you are a shareholder of record or you represent a shareholder of record.

•	Individuals. If you are a shareholder of record holding shares in your own name, you must bring to the Annual General Meeting a form of government-issued identification (e.g., a passport). Trustees who are individuals and named as shareholders of record are in this category.

•	Individuals Representing a Shareholder of Record. If you attend on behalf of a shareholder of record, whether such shareholder is an individual, corporation, trust or partnership:

•	you must bring to the Annual General Meeting a form of government-issued identification (e.g., a passport) AND

•	either:

•	you must bring to the Annual General Meeting a letter from that shareholder of record authorizing you to attend the Annual General Meeting on their behalf OR

•	WE MUST HAVE RECEIVED BY 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004 a duly executed proxy card from the shareholder of record appointing you as proxy.

Beneficial Owners.    If your shares are held by a bank or broker (often referred to as "holding in street name"), you should go to the "Beneficial Owners" check-in area at the Annual General Meeting. Because you hold in street name, your name does not appear on our share register. The documents you will need to provide to be admitted to the Annual General Meeting depend on whether you are a beneficial owner or you represent a beneficial owner.

•	Individuals. If you are a beneficial owner, you must bring to the Annual General Meeting:

•	a form of government-issued identification (e.g., a passport) AND

•	either:

•	a legal proxy that you have obtained from your bank or broker OR

•	your most recent brokerage account statement or a recent letter from your bank or broker showing that you own Bunge shares.

•	Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual General Meeting a letter from the beneficial owner authorizing you to represent its shares at the Annual General Meeting AND the identification and documentation specified above for individuals.

Voting in Person at the Annual General Meeting

Shareholders of Record.    Shareholders of record may vote their shares in person at the Annual General Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual General Meeting to vote in person. To receive ballots, you must bring with you the documents described below.

•	Individuals. You will receive ballots at the check-in table when you present your identification. If you have already returned your proxy card to us and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy card will be automatically revoked.

•	Individuals Voting on Behalf of Another Individual. If you will vote on behalf of another individual who is a shareholder of record, WE MUST HAVE RECEIVED BY 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004 a duly executed proxy card from such individual shareholder of record appointing you as his or her proxy. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.

•	Individuals Voting on Behalf of a Legal Entity. If you represent a shareholder of record that is a legal entity, you may vote that legal entity's shares if it authorizes you to do so. The documents you must provide to receive the ballots depend on whether you are representing a corporation, trust, partnership or other legal entity.

•	If you represent a corporation, you must:

•	bring to the Annual General Meeting a letter or other document from the corporation, on the corporation's letterhead and signed by an officer of the corporation, that authorizes you to vote its shares on its behalf OR

•	WE MUST HAVE RECEIVED BY 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004 a duly executed proxy card from the corporation appointing you as its proxy.

•	If you represent a trust, partnership or other legal entity, WE MUST HAVE RECEIVED BY 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004 a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity.

Beneficial Owners.    If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. Under Bermuda law, because your name does not appear on our share register, you will not be able to vote in person at the Annual General Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual General Meeting.

•	Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual General Meeting to receive your ballots.

•	Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it, to receive your ballots you must:

•	present the legal proxy at check-in to the inspector of election at the Annual General Meeting AND

•	bring to the Annual General Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual General Meeting.

APPOINTMENT OF PROXY

General

Shareholders of Record.     We encourage you to appoint a proxy to vote on your behalf by promptly submitting the enclosed proxy card, which is solicited by our Board of Directors and which, when properly completed, signed, dated and returned to us, will ensure that your shares are voted as you direct. You may also appoint a proxy by telephone or the Internet. Please see "Appointment of Proxies by Telephone or the Internet" below for more information. We strongly encourage you to return your completed proxy to us regardless of whether you will attend the Annual General Meeting to ensure that your vote is represented at the Annual General Meeting.

PLEASE RETURN YOUR PROXY CARD TO US IN THE ACCOMPANYING ENVELOPE NO LATER THAN 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004. IF WE DO NOT RECEIVE YOUR PROXY CARD OR IF YOU HAVE NOT APPOINTED YOUR PROXY BY TELEPHONE OR THE INTERNET BY THIS TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL GENERAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The persons named in the proxy card have been designated as proxies by our Board of Directors. The designated proxies are our officers. They will vote as directed by the completed proxy card.

Shareholders of record may appoint another person to attend the Annual General Meeting and vote on their behalf by crossing out the Board-designated proxies, inserting such other person's name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the Annual General Meeting, the inspector of election will verify such person's authorization to vote on your behalf by reference to your proxy card. If you decide to appoint a proxy by telephone, you may only appoint the designated proxies. If you would like to appoint another person as proxy, you must do so either by using the proxy card, as described above, or on the Internet website by inserting their name in the appropriate space.

If you wish to change your vote, you may do so by revoking your proxy before the Annual General Meeting. Please see "Revocation of Proxy" below for more information.

Beneficial Owners.     If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. You should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. As described above, you may also request a legal proxy from your bank or broker to vote in person at the Annual General Meeting.

Appointment of Proxies by Telephone or the Internet

If you are a shareholder of record, you may appoint your proxy by telephone, or electronically through the Internet, by following the instructions on your proxy card. If you appoint your proxy by telephone, you may only appoint the designated proxies. If you are a beneficial owner, please check your voter instruction card or contact your bank or broker to determine whether you will be able to inform your bank or broker by telephone or the Internet how to vote on your behalf.

IF YOU APPOINT YOUR PROXY BY TELEPHONE OR THE INTERNET, WE MUST RECEIVE YOUR APPOINTMENT NO LATER THAN 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004.

Voting by the Designated Proxies

The persons who are the designated proxies will vote as you direct in your proxy card or voter instruction card. Please note that proxy cards returned without voting directions, and without specifying a proxy to attend the Annual General Meeting and vote on your behalf, will be voted by the proxies designated by our Board in accordance with the recommendations of our Board. Our Board of Directors recommends:

•	a vote FOR each of the four nominees for Class I Director to serve for a three-year term (Proposals 1-4);

•	a vote FOR the appointment of Deloitte & Touche LLP as Bunge's independent auditor for its fiscal year ending December 31, 2004 and the authorization of the Board of Directors, acting through the audit committee, to determine the independent auditors' fees
(Proposal 5) and;

•	a vote FOR the terms of our Amended and Restated Non-Employee Directors' Equity Incentive Plan (Proposal 6).

If any other matter properly comes before the Annual General Meeting, your proxies will vote on that matter in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual General Meeting by:

•	sending us a written notice of revocation prior to the Annual General Meeting;

•	using the telephone or the Internet to change your proxy, including instructions to the designated proxies to "abstain" from voting on a proposal;

•	attending the Annual General Meeting and voting in person; OR

•	ensuring that we receive from you PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON MAY 27, 2004 a new proxy card with a later date.

Please send any written notice of revocation to the attention of Carla L. Heiss, Assistant Secretary, Bunge Limited, 50 Main Street, White Plains, New York 10606 or by facsimile to 914-684-3497.

APPROVAL OF PROPOSALS AND SOLICITATION

Each shareholder who owned our common shares on March 29, 2004, the record date for the determination of shareholders entitled to vote at the Annual General Meeting, is entitled to one vote for each common share. On March 29, 2004, we had 100,151,058 common shares issued and outstanding that were held by approximately 20,500 beneficial holders.

Quorum

Under our bye-laws, the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy more than one-half of the paid-up share capital entitled to vote. Holders of our common shares are the only shareholders entitled to vote at the Annual General Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some (but not all) matters before the Annual General Meeting will be treated as shares present for purposes of determining the presence of a quorum.

If the persons present or represented by proxies at the Annual General Meeting constitute the holders of one-half or less of the paid-up share capital entitled to vote as of the record date, we will adjourn the Annual General Meeting to a later date to obtain a quorum.

Approval of Proposals

For Proposals 1 through 6 and any other proposal that properly comes before the Annual General Meeting, the affirmative vote of at least a majority of the votes cast on such proposal is required. An abstention will not be counted as a vote cast. A broker non-vote will also not be counted as a vote cast. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal and has not received voting instructions from the beneficial owner.

All votes will be tabulated by Mellon Investor Services LLC, the proxy tabulator and inspector of election appointed for the Annual General Meeting. Mellon will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. We will furnish copies of these proxy materials to banks, brokers, fiduciaries and custodians holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.

We have retained Mellon Investor Services LLC to act as a proxy solicitor for the Annual General Meeting. Under the terms of an agreement dated March 26, 2004, we have agreed to pay $6,000, plus reasonable out of pocket expenses, for Mellon's proxy services. In addition, we may supplement the original solicitation of proxies by mail with solicitation by telephone, telegram and other means by our directors, officers and/or employees. We will not pay any additional compensation to these individuals for any such services.

PROPOSALS 1 – 4
ELECTION OF DIRECTORS

General

Our Board of Directors consists of eleven directors and is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels are Class I directors, and their term expires in 2004. Messrs. Bachrach, Boilini, Bulkin and Hatfield are Class III directors, and their term expires in 2005. Messrs. Coppinger, Braun Saint and Weisser are Class II directors, and their term expires in 2006.

Election of Class I Directors

Class I directors will be elected at this Annual General Meeting and will serve a term that expires at our 2007 annual general meeting. Each of Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels has been nominated to continue to serve as a Class I director.

The following table lists the current members of our Board of Directors in the order in which their terms expire, beginning with the nominees for Class I directors who currently serve on our Board:

Director	Positions with Bunge	Class
Jorge Born, Jr.	Deputy Chairman of the Board of Directors	Class I
Octavio Caraballo	Director	Class I
Bernard de La Tour d'Auvergne Lauraguais	Director	Class I
William Engels	Director	Class I
Ernest G. Bachrach	Director	Class III
Enrique H. Boilini	Director	Class III
Michael H. Bulkin	Director	Class III
Paul H. Hatfield	Director	Class III
Carlos Braun Saint	Director	Class II
Francis Coppinger	Director	Class II
Alberto Weisser	Chairman of the Board of Directors and Chief Executive Officer	Class II

The following paragraphs set forth information about the business experience and education of the nominees and our directors. The nominees for election at the Annual General Meeting are listed first.

Class I Nominees
Jorge Born, Jr., 42
Mr. Born has been a member of our Board of Directors and our Deputy Chairman since 2001. Mr. Born is President and Chief Executive Officer of Bomagra S.A., a privately held company involved in the real estate, technology and communications equipment, hotel construction and management, farming and waste management industries in Argentina. He is also President of Hoteles Australes S.A., a joint venture with Accor S.A. of France, involved in the development, construction and management of hotels in Argentina and Uruguay. Mr. Born also serves on the Advisory Board of Hochschild Mining S.A., a South American mining conglomerate. He is also a director and Deputy Chairman of the board of directors of Mutual Investment Limited, our parent company prior to our initial public offering. Prior to joining Bomagra in 1997, Mr. Born spent all of his professional life working for Bunge in various capacities in the commodities trading, oilseed processing and food products areas in Argentina, Brazil, the United States and Europe. He also served as head of Bunge's European operations from 1992 to 1997. Mr. Born has a B.S. in Economics from the Wharton School of the University of Pennsylvania and is a member of Wharton's Latin American Executive Board and the Board of Governors of Wharton's Lauder Institute.
Octavio Caraballo, 60
Mr. Caraballo has been a member of our Board of Directors since 2001. Mr. Caraballo is President of Las Lilas S.A., an Argentine company. Mr. Caraballo joined Bunge in 1967, and served in various divisions over the course of his career, including as head of the Bunge group's former paints, chemicals and mining division, until his retirement in 1997. Prior to joining Bunge, he worked for several financial institutions in Europe. He is also a director of Mutual Investment Limited and has served as Chairman of the board of directors and President of Mutual Investment Limited. Mr. Caraballo received a Business Administration degree from Babson College and is a member of the Board of Trustees of Babson College.
Bernard de La Tour d'Auvergne Lauraguais, 59
Mr. de La Tour d'Auvergne Lauraguais has been a member of our Board of Directors since 2001. Mr. de La Tour d'Auvergne Lauraguais joined Bunge in 1970 and held various senior executive positions in Argentina, Brazil and Europe in the agribusiness and food products divisions until his retirement in 1994. He is also the Chairman of the board of directors of Mutual Investment Limited. Mr. de La Tour d'Auvergne Lauraguais has a degree in Civil Engineering from the Federal Polytechnic School of the University of Lausanne, Switzerland and an M.B.A. from the Wharton School of the University of Pennsylvania.

William Engels, 44
Mr. Engels has been a member of our Board of Directors since 2001. From September 2002 to January 2003, he was head of mergers and acquisitions at Quinsa, a Luxembourg-based holding company listed on the New York Stock Exchange. Mr. Engels has also served as Group Controller and as Manager of Corporate Finance at Quinsa, beginning in 1992. In 2003, Mr. Engels joined the board of directors of Quinsa as the representative of Beverage Associates (BAC) Corp. Prior to joining Quinsa, Mr. Engels served as Vice President at Citibank, N.A. in London, responsible for European sales of Latin American investment products. He is also a director of Mutual Investment Limited. Mr. Engels also serves as a member of the board of directors of BISA, a fund with diversified investments in different industries. Mr. Engels holds a B.S. from Babson College, an M.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.
Class III Directors with Terms Expiring in 2005
Ernest G. Bachrach, 51
Mr. Bachrach has been a member of our Board of Directors since 2001. He has been the Chief Executive Officer for Latin America and, since 1999 has been a member of the Executive Committee, of Advent International Corporation, a private equity firm. He has been with Advent since 1990. Prior to joining Advent, Mr. Bachrach worked as Senior Partner, European Investments, for Morningside Group, a private investment group. Mr. Bachrach also serves as a member of the boards of CardSystem Upsi S.A., Aeroplazas S.A. de C.V., Consultoria Internacional S.A. de C.V., Arabela Holding S.A. de C.V., Farmacologia Argentina de Avanzada, Atgal Investments Corporation and Fort Demider S.A. He is also the President of Universal Assistance S.A. and of GESA S.A. de C.V. He has a B.S. in Chemical Engineering from Lehigh University and an M.B.A. from Harvard Graduate School of Business Administration.

Enrique H. Boilini, 43
Mr. Boilini has been a member of our Board of Directors since 2001. He has been a Managing Member at Yellow Jersey Capital, LLC, an investment management company, since September 2002. Prior to establishing Yellow Jersey Capital, Mr. Boilini was a Managing Member of Farallon Capital Management, LLC and Farallon Partners, LLC, two investment management companies, since October 1996. Mr. Boilini joined Farallon in March 1995 as a Managing Director. Prior to that, Mr. Boilini also worked at Metallgessellschaft Corporation, as the head trader of emerging market debt and equity securities, and also served as a Vice President at The First Boston Corporation, where he was responsible for that company's activities in Argentina. Mr. Boilini is a member of the boards of Alpargatas SAIC and Copernico Argentina Fund Grand Cayman and he is a Managing Director and member of the board of Sovereign Debt Solutions Limited, an entity that acts as negotiating team for the Argentine Bond Restructuring Agency PLC (ABRA), a special purpose vehicle established for the sole function of aggregating bonds issued by Argentina and held by retail and small institutional investors outside the United States and representing those investors in the restructuring of Argentina's sovereign debt. Mr. Boilini received an M.B.A. from Columbia Business School in 1988 and a Civil Engineering degree from the University of Buenos Aires School of Engineering.
Michael H. Bulkin, 65
Mr. Bulkin has been a member of our Board of Directors since 2001.
Mr. Bulkin is a private investor. He retired as a Director of McKinsey & Company in 1993 after 30 years of service in which he served as a board member and in a variety of senior positions, most recently as head of McKinsey's New York and Northeast offices. Mr. Bulkin also serves as a member of the boards of Ferro Corporation, American Bridge Company and Specified Technologies Inc. He holds a Bachelor of Engineering Science degree from Pratt Institute, and a Master of Industrial Administration from Yale University.
Paul H. Hatfield, 68
Mr. Hatfield has been a member of our Board of Directors since 2002. He is also the Principal of Hatfield Capital Group, a private equity investment firm that he founded in 1997. From 1995 to 1997, Mr. Hatfield was the Chairman and Chief Executive Officer of Petrolite Corporation, a chemical company. Before joining Petrolite, Mr. Hatfield spent over 35 years at the Ralston Purina Company in a variety of management positions. Mr. Hatfield also serves as a member of the board of directors of the Boyce Thompson Institute at Cornell University, Solutia, Inc., Maritz, Inc. and PENFORD Corporation. In addition, Mr. Hatfield has been a member of the Advisory Board of the Institute of International Business at St. Louis University since 1985. Mr. Hatfield has a Bachelor of Science in Agricultural Economics and a Master of Science in Economics and Marketing, both received from Kansas State University.

Class II Directors with Terms Expiring in 2006
Carlos Braun Saint, 32
Mr. Braun Saint has been a member of our Board of Directors since 2001. Mr. Braun Saint is a Vice President and director of Agroexpress S.A., an agribusiness company in Argentina, a position he has held since January 2001. Mr. Braun Saint is also employed by Bellamar Estancias S.A., another Argentine agribusiness company, where he has worked since February 1999 and served on the board of directors since November 2002. Prior to that, he worked for the Private Banking division of Banco Bilbao Vizcaya Argentaria for two years. Mr. Braun Saint is also a director of Mutual Investment Limited. Mr. Braun Saint attended Belgrano University in Argentina for four years.
Francis Coppinger, 53
Mr. Coppinger has been a member of our Board of Directors since 2001. He is Chief Executive Officer of Publicite Internationale Intermedia Plc (PII), a joint-venture he established with the Michelin Group in December 1992. Based in Brussels, PII coordinates the media activities of the Michelin Group in Europe. Prior to his career with PII, Mr. Coppinger held a number of senior executive positions, including General Manager and Chairman, with Intermedia, a media buying agency based in Paris. He is a member of the board of directors of Intermedia. He is also a director of Mutual Investment Limited. Mr. Coppinger holds a Bachelors degree in Economics from the University of Paris and attended the Institut d'Etudes Politiques de Paris.
Alberto Weisser, 49
Mr. Weisser is the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Weisser has been with Bunge since July 1993. He has been a member of our Board of Directors since 1995, was appointed our Chief Executive Officer in January 1999 and became Chairman of the Board of Directors in July 1999. Prior to that, Mr. Weisser held the position of Chief Financial Officer. Prior to joining Bunge, Mr. Weisser worked for the BASF Group in various finance-related positions for 15 years. Mr. Weisser is also a member of the board of directors of Ferro Corporation and a member of the North American Agribusiness Advisory Board of Rabobank. He also serves as Chairman of Seara Alimentos S.A., a subsidiary of Mutual Investment Limited engaged in poultry and meat production. Mr. Weisser has a bachelor's degree in Business Administration from the University of Sao Paulo, Brazil and has participated in several post-graduate programs at Harvard Business School. He has also attended INSEAD's Management Development Program in France.

Board of Directors' Meetings and Committees

Our Board of Directors met 12 times in 2003. Each director attended all of the meetings of the Board.

Our bye-laws give our Board of Directors the authority to delegate its powers to a committee appointed by the Board. All of our committees are composed solely of directors. Our committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our bye-laws and the terms of the respective committee charters. We have five standing committees: the audit committee, the compensation committee, the nominations committee, the finance and risk management committee and the corporate governance committee. Our committee charters reflect final New York Stock Exchange listing standards and other legal requirements. Copies of our committee charters, corporate governance guidelines and code of ethics are available on our website, www.bunge.com, and in print from us upon request. Please note that the information contained in or connected to our website is not intended to be part of this proxy statement.

Audit Committee.    Our audit committee is responsible for recommending the appointment of our independent auditors, subject to the approval of our shareholders, determining the compensation of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements and assessing our independent auditor's qualifications, independence and performance. The audit committee is also responsible for monitoring the performance of our internal audit and control functions. Please see the Audit Committee Report in this proxy statement for information about our 2003 fiscal year audit. The audit committee met 12 times in 2003. The members of our audit committee are Messrs. Boilini, de La Tour d'Auvergne Lauraguais (chairman), Engels and Braun Saint. Our Board of Directors has determined that each of Mr. de La Tour d'Auvergne Lauraguais, Mr. Boilini and Mr. Engels qualifies as an audit committee financial expert. In accordance with our audit committee charter, no committee member may simultaneously serve on the audit committee of more than three public companies without the prior approval of the Board of Directors.

Compensation Committee.    Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and sets the compensation level based on this evaluation. The compensation committee also approves and oversees the total compensation packages for our direct reports to the Chief Executive Officer, which packages include annual base salaries, performance-based bonuses and other long-term equity based compensation. The compensation committee also approves and oversees our equity incentive plans, which includes our Employee Equity Incentive Plan and our Non-Employee Directors' Equity Incentive Plan, and any benefits and perquisites that may be given. The compensation committee also has the discretion to interpret the terms of these equity incentive plans, to amend rules and procedures relating to these plans and to take all other actions necessary to administer these plans in our best interests. The compensation committee also makes recommendations to the Board of Directors on director compensation, and reviews and stays abreast of our management succession program for senior executive positions. The compensation committee also produces a Compensation Committee Report, which includes information on executive compensation and our compensation policies. Please see the Compensation Committee Report in this proxy statement for additional information. The compensation committee met five times in 2003. The members of our compensation committee are Messrs. Bachrach, Bulkin (chairman), Caraballo, Coppinger and Hatfield.

Nominations Committee.    Our nominations committee assists our Board of Directors by actively identifying individuals qualified to become members of our Board of Directors, and makes recommendations to the Board of Directors regarding the director nominees for election at the next annual general meeting of shareholders. The nominations committee met three times in 2003. The members of our nominations committee are Messrs. Bachrach (chairman), Bulkin, Coppinger and Braun Saint.

Finance and Risk Management Committee.    Our finance and risk management committee is responsible for supervising the quality and integrity of our financial and risk management practices. The finance and risk management committee reviews and updates our risk management policies and risk limits on a periodic basis and advises our Board of Directors on financial and risk management practices. The finance and risk management committee met six times in 2003. The members of our finance and risk management committee are Messrs. Boilini, Born, de La Tour d'Auvergne Lauraguais and Engels (chairman).

Corporate Governance Committee.    Our corporate governance committee is responsible for monitoring significant developments in the law and practice of corporate governance and the duties and responsibilities of directors of public companies, leading the Board of Directors in its annual performance evaluation and developing, recommending and administering our corporate governance guidelines and code of ethics. We formed our corporate governance committee in March 2003. The corporate governance committee met two times in 2003. The members of our corporate governance committee are Messrs. Born, Caraballo, Coppinger, Engels and Hatfield (chairman).

Corporate Governance Guidelines and Code of Ethics

We have adopted corporate governance guidelines to comply with New York Stock Exchange rules and other legal requirements associated with corporate governance. Our corporate governance guidelines set forth our corporate governance objectives and policies.

We also have a code of ethics that complies with SEC rules and New York Stock Exchange rules. Our code of ethics applies to our directors, officers and employees worldwide, including our senior financial officers.

Executive Sessions of our Board of Directors

Our corporate governance guidelines provide that the non-management directors shall meet without management directors at regularly scheduled executive sessions and at such other times as they deem appropriate. Our Board of Directors has adopted a policy that the non-management directors will meet without management present at each regularly scheduled Board of Directors' meeting. In accordance with our corporate governance guidelines, the non-management directors shall, from time to time, designate a director from among their number to preside at these executive sessions of the non-management directors. The presiding director, among other things, establishes an agenda with the assistance of the other non-management directors and facilitates communications among other non-management directors at each executive session.

Communications with our Board of Directors

To facilitate the ability of shareholders to communicate with our Board of Directors and to facilitate the ability of interested persons to communicate with non-management directors, the Board of Directors has established an electronic mailing address and a physical mailing address to which such communications may be sent. Additional information on the electronic mailing address and the physical mailing address is available on our website under the "Corporate Governance" caption.

Communications sent to the electronic mailing or physical mailing addresses are initially directed to our legal department, where they are screened to eliminate communications that are merely solicitations for products and services, items of a personal nature not relevant to us or our shareholders and other matters that are improper or irrelevant to the functioning of the Board and Bunge. All other communications are forwarded to the relevant director, if addressed to an individual director or a committee chairman, or to the members of the corporate governance committee if no particular addressee is specified.

In addition, it is the policy of our Board of Directors that our directors attend each annual general meeting. At our 2003 Annual General Meeting, ten members of our Board of Directors were in attendance.

Nomination of Directors

As provided in its charter, the nominations committee will identify and recommend to the Board nominees for election or re-election to the Board and will consider nominations submitted by shareholders. The nominations committee charter is available on our website.

The nominations committee, in its commitment to our corporate governance guidelines, strives to nominate director candidates that exhibit high standards of ethics, integrity, commitment and accountability and who are committed to promoting the long-term interests of our shareholders. In addition, all nominations attempt to ensure that the Board of Directors shall encompass a range of talent, skill and relevant expertise sufficient to provide sound guidance with respect to our operations and interests. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the nominations committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the needs of the Board of Directors at that time given the then current mix of director attributes.

Under the corporate governance guidelines, directors must inform the Chairman of the Board and the Chairman of the corporate governance committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the Board of Directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. While the Board of Directors has not established any term limits to an individual's membership on the Board of Directors, no director having attained the age of 70 will be nominated for re-election or re-appointment to the Board of Directors.

To recommend a director nominee, a shareholder shall give notice to our Secretary at our registered address in Hamilton, Bermuda. Any such notice should include the candidate's brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate's signed consent to serve as a director if elected and to be named in the proxy statement. The notice must be given not later than the earlier of (1) 90 days before the first anniversary of the last Annual General Meeting of Shareholders or (2) ten days after the notice of the Annual General Meeting of Shareholders at which directors are to be elected is given. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate's independence, qualifications and other information that would assist the nominations committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the nominations committee.

The nominations committee did not pay any fees to any third party to assist us in identifying or evaluating any potential nominees for director during 2003. The nominations committee has not received any nominations for director from shareholders for the 2004 Annual General Meeting of Shareholders.

Compensation of Directors and Executive Officers

The aggregate amount of cash compensation that we paid to our directors and executive officers as a group (16 persons), for services in all capacities in 2003, was approximately $13.1 million, including compensation earned in 2003 for which payment is deferred. Part of this amount was in the form of performance-related bonuses paid to our executive officers, based on the achievement of company and individual strategic and financial objectives set for 2003. The aggregate number of common shares underlying stock options granted to our directors and executive officers as a group (16 persons), for services in all capacities in 2003, was 311,000, of which 151,670 have vested or will vest within 60 days of March 1, 2004. These options have an average exercise price of $25.22 per share and a term of 10 years from the date of the grant. The aggregate number of performance-based restricted stock unit awards granted to our executive officers (6 persons) for services in all capacities in 2003 was 82,000, none of which have vested or will vest within 60 days of March 1, 2004. The aggregate amount that we set aside or accrued in 2003 to provide pension, retirement or similar benefits for our executive officers was approximately $169,322.

The remuneration of our directors is determined by our Board of Directors, and there is no requirement that a specified number or percentage of "independent" directors must approve any such determination. Our compensation committee is responsible for making recommendations to our board on directors' compensation. Eligible non-employee directors may also be compensated with stock options under our Non-Employee Directors' Equity Incentive Plan. We also reimburse directors for reasonable expenses incurred in attending meetings of the Board, meetings of committees of the

Board and our annual general meetings. Directors who serve on a committee receive additional compensation. In addition, we provide Mr. de La Tour d'Auvergne Lauraguais with office accommodations, communications services and secretarial services to facilitate his fulfillment of his role as chairman of our audit committee. None of our directors have service agreements with us or any of our subsidiaries providing for benefits upon termination of service.

In addition, we encourage you to read the Compensation Committee's Report in this proxy statement, which discusses our compensation philosophy and how we make executive compensation decisions.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common shares by each member of our Board of Directors and executive officers as of March 1, 2004, based on 100,086,250 shares outstanding. As of December 31, 2003, the average exercise price of all options granted to our directors and executive officers was $19.76 and the term of such options was ten years from the date of the grant.

Under rules of the SEC, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power whether or not the shares are held for the individual's benefit.

	Amount and Nature of Beneficial Ownership
	(Number of Shares)
Common Shares	Direct (1)	Voting or Investment Power (2)		Right to Acquire (3)		Percent of Class
Alberto Weisser	41,152	0		383,335		*
Jorge Born, Jr.	0	0		30,600		*
Ernest G. Bachrach	0	0		36,347	(4)	*
Enrique H. Boilini	0	0		30,600		*
Michael H. Bulkin	0	0		30,600		*
Octavio Caraballo	67,497	4,464	(5)	31,659	(6)	*
Francis Coppinger	0	717,642	(7)	32,179	(8)	*
Bernard de La Tour d'Auvergne Lauraguais	199,921	3	(9)	30,600		*
William Engels	0	0		0		*
Paul H. Hatfield	5,000	0		23,400		*
Carlos Braun Saint	0	0		33,217	(10)	*
Andrew J. Burke	0	0		11,667		*
Archibald Gwathmey	10,816	0		88,273		*
João Fernando Kfouri	0	0		4,334		*
Flavio Sá Carvalho	10,816	0		76,382		*
William Wells	11,331	0		101,752		*
All directors and executive officers as a group (16 persons)	346,533	722,109		944,945		*

*	Less than 1%.
(1)	These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account.
(2)	This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.
(3)	This column includes shares which directors and executive officers have a right to acquire through the exercise of stock options granted under the company's equity incentive plans that have vested or will vest within 60 days of March 1, 2004, restricted stock units (including performance based) and dividend equivalent payments for which shares are issuable within 60 days of March 1, 2004 and hypothetical share units held by non-employee directors who have elected to receive, under the Non-Employee Directors' Deferred Compensation Plan, a distribution in the form of common shares.
(4)	Includes 5,747 hypothetical share units held under the Non-Employee Directors' Deferred Compensation Plan, which he has elected to receive in the form of common shares.
(5)	Includes 4,464 common shares held by his wife, as to which he disclaims beneficial ownership.
(6)	Includes 1,059 hypothetical share units held under the Non-Employee Directors' Deferred Compensation Plan, which he has elected to receive in the form of common shares.
(7)	Includes 2,563 common shares held by his wife and 715,079 common shares held by a company owned by his wife.
(8)	Includes 1,579 hypothetical share units held under the Non-Employee Directors' Deferred Compensation Plan, which he has elected to receive in the form of common shares.
(9)	Includes three common shares held by his wife, as to which he disclaims beneficial ownership.
(10)	Includes 2,617 hypothetical share units held under the Non-Employee Directors' Deferred Compensation Plan, which he has elected to receive in the form of common shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors recommends that you vote FOR the election of each of Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels to our Board of Directors for a term ending at our 2007 annual general meeting.

PROPOSAL 5
APPOINTMENT OF INDEPENDENT AUDITOR

General

Our Board of Directors has recommended and asks that you appoint Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2004 and authorize our Board of Directors, acting through the audit committee, to determine the independent auditors' fees. You would be so acting based on the recommendation of our audit committee. According to Bermuda law, an auditor is appointed for a one-year term beginning at the annual general meeting at which it is appointed and continuing until the close of the next annual general meeting.

The affirmative vote of a majority of the votes cast on the proposal is required to make such appointment. If you do not appoint Deloitte & Touche LLP, our Board of Directors will reconsider its selection of Deloitte & Touche LLP and make a new proposal for independent auditor.

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities") have audited our annual financial statements since our 1996 fiscal year. In addition, Deloitte & Touche LLP reviews our interim financial statements and also acted as our independent auditor for the fiscal years ended December 31, 2003 and 2002.

Representatives of the Deloitte Entities are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.

Fees

The chart below sets forth the total amount billed to us by Deloitte Entities for services performed in 2003 and 2002 and breaks down these amounts by the category of service:

	2003	2002
Audit Fees	$6,543,000	$4,927,000
Audit-Related Fees	277,000	6,035,000
Tax Fees	3,185,000	1,125,000
All Other Fees	49,000	558,000
Total	$10,054,000	$12,645,000

Audit Fees

Audit fees are fees billed for the audit of our annual consolidated financial statements and for the reviews of our quarterly financial statements submitted on Form 6-K. Additionally, audit fees include comfort letters, statutory audits, consents and other services related to SEC matters.

Audit-Related Fees

For 2003, audit-related fees principally included fees for employee benefit plan audits and Sarbanes-Oxley Section 404 advisory services. For 2002, audit related fees were primarily for acquisition-related due diligence and audit work performed in connection with our October 2002 acquisition of Cereol S.A., as well as employee benefit plan audits.

Tax Fees

Tax fees in 2003 and 2002 related to services for tax compliance and tax planning and advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Tax planning and advice services are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Tax fees paid to the Deloitte Entities for 2003 include $2,377,000 of tax planning and advice, which was principally related to the integration of Cereol S.A. and the formation of Solae LLC.

All Other Fees

Other fees paid in 2003 and 2002 consisted of permitted non-audit services, which in 2003 consisted primarily of a software license and in 2002 consisted primarily of consulting services.

Pre-Approval Policies and Procedures

The audit committee approves all audit, audit-related services, tax services and other services provided by Deloitte & Touche LLP. Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the audit committee in advance of any engagement. Under the Sarbanes-Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimus exception prior to the completion of an audit engagement. In 2003, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimus exception.

In making its recommendation to appoint Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2004, the audit committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with Deloitte & Touche LLP's independence.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors recommends that you, based on the recommendation of the audit committee, vote FOR the appointment of Deloitte & Touche LLP to serve as our independent auditor for the fiscal year ending December 31, 2004 and the authorization of the Board of Directors, acting through the audit committee, to determine the independent auditors' fees.

PROPOSAL 6
APPROVAL OF NON-EMPLOYEE DIRECTORS'
EQUITY INCENTIVE PLAN

Our Board of Directors has recommended and asks that you approve the terms of our Amended and Restated Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan"). Our Board of Directors adopted the Directors' Plan on September 28, 2001 and amended the Directors' Plan, most recently, in March 2004. We are currently seeking shareholder approval of the Directors' Plan to comply with the requirements of Section 303A.08 of the New York Stock Exchange Corporate Governance Standards. A copy of the proposed Amended and Restated Non-Employee Directors' Equity Incentive Plan is available on our website at www.bunge.com.

The following is a general description of the Directors' Plan. This summary is qualified in its entirety by reference to the terms of the Directors' Plan.

Non-Employee Directors' Equity Incentive Plan

    Generally

Under the Directors' Plan, members of our Board of Directors who are not employees of Bunge Limited or any of our subsidiaries can be granted nonqualified stock options ("Director Options"). A Director Option entitles a non-employee director to purchase a specified number of our common shares at a fixed exercise price (discussed in more detail below). The terms and conditions of each grant of Director Options under the Directors' Plan is set forth in an individual award agreement. There are currently 10 eligible non-employee directors. As of December 31, 2003, we had granted stock options to purchase an aggregate of 298,800 common shares to our current non-employee directors as a group (10 persons) under this plan. Of this amount, we had granted stock options to purchase 122,400 common shares to our current director nominees, Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels.

The Directors' Plan became effective on May 25, 2001 and, unless terminated earlier by our compensation committee, will expire on May 25, 2011. Upon the expiration of the Directors' Plan, no Director Options may be granted.

    Administration of the Directors' Plan

The Directors' Plan is administered by our compensation committee pursuant to authority delegated to it by our Board of Directors. Our compensation committee may adopt rules and regulations necessary or appropriate to carry out the purposes of the Directors' Plan, and its interpretation and construction of any provisions of the Directors' Plan are final and conclusive.

    Shares Authorized for Issuance

A maximum of 0.5% (or one-half of one percent) of our issued common shares that are outstanding at any time may be issued pursuant to the exercise of Director Options under the Directors' Plan, subject to adjustment upon certain changes in capitalization. Common shares subject to stock options under the Directors' Plan will be authorized and unissued shares. On April 2, 2004, the last reported sale price of our common shares on the New York Stock Exchange was $40.60.

Any common shares subject to a Director Option that are deferred or forfeited or expire without the issuance of such shares under the Directors' Plan will again be available for new grants of Director Options. In addition, common shares tendered to pay the exercise price of a Director Option or to satisfy any tax withholding requirement will also become available for new grants of Director Options under the Directors' Plan.

    Annual Grants of Director Options

Each non-employee director serving on our Board of Directors as of the date of our annual general meeting of shareholders, or such earlier date as specified by our compensation committee, will automatically receive a Director Option to purchase 7,200 common shares. Director Options will have an exercise price per share equal to the fair market value of a common share, as determined by our compensation committee under one of the following calculations: (i) the average of the highest and lowest sale prices of a common share on the date of grant or (ii) the average of the highest and lowest sale prices of a common share over the 20 trading days immediately following the preceding quarterly earnings announcement, with such average weighted by volume.

Any non-employee director who is elected or appointed to our Board of Directors after our annual general meeting of shareholders will receive, in the sole discretion of our compensation committee, a Director Option to purchase 7,200 common shares as of the date of such initial election or appointment.

    Grants of Director Options to New Directors

In addition to the annual grants described above, a non-employee director who is initially elected or appointed to our Board of Directors will receive a Director Option to purchase 9,000 common shares as of the date of such initial election or appointment.

    General Terms and Conditions of Director Options

Director Options will generally vest and become exercisable as of the January 1st immediately after the date such Director Options are granted, assuming that the non-employee director has continuously served on our Board of Directors until such date. Upon the termination of a non-employee director's service on our Board of Directors by reason of his or her retirement, death or permanent disability or the failure by our shareholders to reelect such non-employee director, all Director Options held by that non-employee director will become fully vested and be exercisable at any time until the third anniversary of the date of termination. Upon the termination of a non-employee director's service on our Board of Directors for any other reason, all vested Director Options will continue to be exercisable at any time until the first anniversary of the date of termination and all unvested Director Options will lapse and become void. Each Director Option will generally expire ten years after the date of grant. In no event may a Director Option be exercised after its expiration.

The exercise price of a Director Option may be paid in cash or previously owned common shares or a combination thereof or by any other method approved by our compensation committee. In addition, our compensation committee, in its sole discretion, may permit any non-employee director to elect to defer receipt of the value of all or any portion of a Director Option under our Deferred Compensation Plan for Non-Employee Directors.

Generally, a non-employee director's rights under the Directors' Plan may not be assigned or transferred, except by will or the laws of descent and distribution or pursuant to a domestic relations order. Our compensation committee, in its sole discretion, may also permit a Director Option to be transferred for no consideration to a non-employee director's family members (or a trust established on their behalf).

    Change in Control

In the event of a "Change in Control" (as defined in the Directors' Plan), absent action by our compensation committee to the contrary, all outstanding Director Options will become fully vested immediately prior to the consummation of the transaction resulting in a Change in Control. In the event of a Change in Control, however, our compensation committee may, in its sole discretion, elect to take such additional or alternative measures as it deems appropriate with respect to any outstanding Director Options, including, without limitation, accelerating vesting, converting outstanding Director Options into awards exercisable for or subject to an acquiring company's securities, cashing out vested Director Options or any combination of the foregoing.

    Capitalization

Under the Directors' Plan, if there is any change in the common shares by reason of any stock split, subdivision, stock dividend, bonus issue, recapitalization, reorganization, merger, amalgamation, consolidation, division, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common shares at a price substantially below fair market value or other similar corporate event affecting the common shares, the common shares and the Director Options will be equitably adjusted to preserve, but not increase, the benefits intended to be made available under the Directors' Plan.

Our compensation committee's determination as to the type and extent of adjustments that will be made are final. Unless our compensation committee determines otherwise, each Director Option that is adjusted will be subject to the same terms as prior to such adjustment.

    Amendment and Termination

Our Board of Directors may at any time amend or terminate the Directors' Plan, in whole or in part, except that no such amendment or termination may (i) adversely affect the rights of a non-employee director with respect to his or her Director Option without his or her consent or (ii) become effective until it is approved by our shareholders where such shareholder approval is required.

    Certain U.S. Federal Income Tax Consequences of Director Options

The following general summary of certain U.S. federal income tax consequences to non-employee directors and our company is based on the law as is currently in effect and does not purport to cover U.S. federal employment tax or other U.S. federal tax aspects of the Directors' Plan. Moreover, the following summary does not discuss possible foreign, state, local, estate or other tax consequences.

A non-employee director who is granted a Director Option will not recognize income at the time of grant. When the non-employee director exercises such Director Option, he or she will recognize ordinary income equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of exercise, of the common shares he or she receives. The tax basis of such common shares to the non-employee director will be equal to the exercise price paid plus the amount includible in his or her gross income. If the non-employee director disposes of any common shares received upon the exercise of his or her Director Option, he or she will recognize capital gain or loss equal to the difference between his or her tax basis in such common shares and the amount of sale proceeds that the non-employee director realizes on the disposition of such common shares. The gain or loss will be either short term or long term, depending on the holding period, which will commence on the date on which the non-employee director recognized taxable income in respect of such common shares. Subject to the applicable provisions of the U.S. Internal Revenue Code and the regulations thereunder, when the non-employee director exercises such Director Option, our company will generally be entitled to a U.S. federal income tax deduction in respect of the Director Option in an amount equal to the ordinary income recognized by the non-employee director.

    New Plan Benefits

The following table sets forth the Director Options that will be awarded to the current non-employee directors under the Directors' Plan in fiscal year 2004.

Non-Employee Director Group (1)

	Number of Shares		Dollar Value ($)
Director Options	72,000	(2)	Not determinable	(3)

(1)	Includes Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels, who are nominated for reelection at this year's annual meeting of shareholders. Each of whom, if reelected will receive a Director Option to purchase 7,200 common shares under the Directors' Plan in fiscal year 2004.
(2)	Represents 7,200 common shares underlying each Director Option to be awarded to our 10 current non-employee directors.
(3)	The dollar value will be equal to the excess of the market price of our common shares on the date that the Director Option is exercised over the exercise price of the Director Option.

    Additional Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2003, with respect to our equity compensation plans.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price per share of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	3,916,935	(2)	$20.641	(3)	6,073,897	(4)
Equity compensation plans not approved by shareholders(5)	302,602	(6)	$19.696	(7)	207,941	(8)
Total	4,219,537		$20.570		6,281,838

(1)	Includes our Equity Incentive Plan (referred to herein as the "Employee Equity Incentive Plan").
(2)	Includes stock options outstanding as to 3,583,640 common shares, time-vested regular restricted stock unit awards outstanding as to 73,480 common shares (including dividend equivalents payable in common shares) and performance-based restricted stock unit awards outstanding as to 259,815 common shares (including dividend equivalents payable in common shares). Outstanding performance-based restricted stock unit awards may be increased or decreased at a subsequent date in the discretion of our compensation committee. In addition, participants in our Employee Equity Incentive Plan may elect to have all or a portion of their performance-based restricted stock units paid out in cash (in lieu of common shares).
(3)	Calculated based on stock options outstanding under our Employee Equity Incentive Plan. It excludes outstanding time-vested regular restricted stock unit and performance-based restricted stock unit awards.
(4)	Shares available under our Employee Equity Incentive Plan may be used for any type of award authorized under the plan. Awards under the plan may be in the form of qualified or nonqualified stock options, restricted stock units (including performance-based) or other awards that are based on the value of our common shares. Our Employee Equity Incentive Plan provides that the maximum number of common shares issuable under the plan may not exceed 10% of our issued and outstanding common shares at any time, except that the maximum number of common shares issuable pursuant to grants of qualified stock options may not exceed 5% of our issued and outstanding common shares as of the date the plan originally received shareholder approval. As of December 31, 2003, we had a total of 99,908,318 common shares issued and outstanding.
(5)	Includes our Non-Employee Directors' Equity Incentive Plan and our Non-Employee Directors' Deferred Compensation Plan. The terms of our Non-Employee Directors Deferred Compensation Plan are described in more detail in our Annual Report on Form 20-F for the year ended December 31, 2003. We do not currently intend to seek shareholder approval of our Non-Employee Directors' Deferred Compensation Plan, as no such approval is required.
(6)	Includes nonqualified stock options outstanding as to 291,600 common shares under our Non-Employee Directors' Equity Incentive Plan and rights to acquire 11,002 common shares under our Non-Employee Directors' Deferred Compensation Plan pursuant to elections by our non-employee directors.
(7)	Calculated based on nonqualified stock options outstanding under our Non-Employee Directors' Equity Incentive Plan. It excludes shares issuable under our Non-Employee Directors' Deferred Compensation Plan.

(8)	This number includes shares available for future issuance under our Non-Employee Directors' Equity Incentive Plan. Our Non-Employee Directors' Equity Incentive Plan provides that the maximum number of common shares issuable under the plan may not exceed 0.5% of our issued and outstanding common shares at any time. This number does not include rights to acquire shares that may be granted in the future under our Non-Employee Directors' Deferred Compensation Plan, which does not have an explicit share limit. The number of shares to be delivered with respect to our Non-Employee Directors' Deferred Compensation Plan in the future depends on the amounts of director's fees that our non-employee directors elect to defer under such plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors recommends that you vote FOR the terms of our Amended and Restated Non-Employee Directors' Equity Incentive Plan.

AUDIT COMMITTEE REPORT

Bunge's audit committee is composed of four directors. Bunge's Board of Directors (the "Board") has determined that each of Mr. de La Tour d'Auvergne Lauraguais, Mr. Boilini and Mr. Engels qualifies as an audit committee financial expert as defined by the Securities and Exchange Commission. The audit committee operates under a written charter adopted by our Board of Directors, which was amended in March 2004 to reflect final NYSE listing standards and Sarbanes-Oxley Act audit committee requirements. A copy of the charter is available on Bunge's website.

The audit committee's primary role is to assist the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of Bunge's financial statements and related disclosures, (2) Bunge's compliance with legal and regulatory requirements, (3) Bunge's independent auditors' qualifications, independence and performance and (4) the performance of Bunge's internal audit and control functions.

Bunge's management is responsible for the preparation of its financial statements, its financial reporting process and its system of internal controls. Bunge's independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States, and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The audit committee monitors and oversees these processes.

The audit committee has adopted a policy designed to increase its oversight of Bunge's independent auditor. Under the policy, the audit committee approves all audit, audit-related services, tax services and other services provided by the independent auditor. In addition, any services provided by the independent auditor that are not specifically included within the scope of the audit must be pre-approved by the audit committee in advance of any engagement. The audit committee's charter also ensures that the independent auditor discusses with the audit committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of Bunge's accounting policies and practices.

The audit committee has reviewed and discussed with management and Deloitte & Touche LLP, Bunge's independent auditors, the audited financial statements as of and for the year ended December 31, 2003. The audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors their written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Bunge and its management. The audit committee also considered whether the non-audit services provided by Deloitte & Touche LLP to Bunge during 2003 was compatible with their independence as auditors.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Bunge's Annual Report on Form 20-F for the year ended December 31, 2003.

Members of the Audit Committee

Bernard de La Tour d'Auvergne Lauraguais, Chairman
Enrique H. Boilini
Carlos Braun Saint
William Engels

COMPENSATION COMMITTEE REPORT

Bunge's compensation committee is composed of five directors, as named below. The primary purpose of the compensation committee is to discharge the responsibilities of the Board of Directors relating to all compensation, including equity compensation, of Bunge's executives. The compensation committee has overall responsibility for evaluating and making recommendations to the Board of Directors regarding the compensation of directors, executive officers and key employees, compensation under our equity incentive plans and other compensation policies and programs. The compensation committee operates under a written charter adopted by the Board of Directors, which was amended in March 2003 to reflect the New York Stock Exchange rules for compensation committees. A copy of the charter is available on Bunge's website.

Compensation Philosophy

The compensation committee believes that executive compensation programs should be designed to attract, retain and motivate directors, executive officers and key employees, while enhancing and increasing shareholder value. Bunge accomplishes this through various incentive compensation plans that link executive compensation to Bunge's overall company performance, thereby aligning the executives' interests with the interests of Bunge's shareholders.

Bunge's compensation program for its executive officers and key employees consists of three major components: (1) annual salary; (2) short-term performance-based incentives; and (3) long-term equity-based incentives. Long-term, equity-based compensation for executive officers and key employees is in the form of stock options and/or performance-based restricted stock unit awards that are granted under Bunge's Employee Equity Incentive Plan.

Bunge's non-employee directors receive an annual fee for serving on the Board of Directors and an annual fee for each committee on which they serve. In addition, non-employee directors are compensated with stock options that are granted under Bunge's Non-Employee Directors' Equity Incentive Plan.

Annual Salary

The compensation committee makes annual determinations with respect to executives' salaries. In making these decisions, the compensation committee reviews each executive's performance, the market compensation levels for comparable positions, Bunge's performance goals and objectives and other relevant information. In addition, the compensation committee determines what portion of an executive's compensation should be in the form of salary, performance-related bonus and equity-based compensation.

Performance-Based Incentives

The compensation committee believes that a portion of the compensation for each executive should be in the form of annual performance-based incentives, which tie executive compensation to Bunge's performance and individual performance in specified areas. The compensation committee approves company-wide and individual performance goals and targets at the beginning of each fiscal year. An executive's annual cash bonus is determined in part on his or her furtherance and achievement of these performance goals and targets.

Long-Term Incentives

The goal of Bunge's equity incentive plans is to create an ownership interest in Bunge to align the interests of executives with shareholders. Bunge adopted its Employee Equity Incentive Plan in April 2001 and amended such plan, most recently, in March 2004. Under the plan, the compensation committee may award equity-based compensation to officers, employees, independent contractors and consultants, who make, or are anticipated to make, significant contributions to Bunge. Awards under the plan may be in the form of either qualified or nonqualified stock options, restricted stock units

(including performance-based) or other awards that are based on the value of Bunge's common shares. The specific terms of each award made under the plan are described in an individual award agreement. The exercise price per share is fixed at the time of grant based on the average of the highest and lowest sales prices of a common share over the 20 trading days immediately following the preceding quarterly earnings announcement, with such average weighted by volume.

When vested, stock options granted under the plan are exercisable for Bunge common shares. A restricted stock unit award is an award that provides for the issuance of a specified number of common shares (or the value of such shares) upon the satisfaction of certain vesting requirements, such as lapse of time or performance-based restrictions. Until these awards vest, the participant holding such awards risks forfeiture of the awards.

Members of the Compensation Committee

Michael H. Bulkin, Chairman
Ernest G. Bachrach
Octavio Caraballo
Francis Coppinger
Paul H. Hatfield

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common shares for each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common shares. All holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. The voting rights attached to common shares held by our major shareholders do not differ from those that attach to common shares held by any other holder.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent(1)
Wellington Management Company, LLP(2)	9,385,600	9.39%
Franklin Resources, Inc.(3)	7,476,435	7.48%
Charles B. Johnson(3)	7,476,435	7.48%
Rupert H. Johnson, Jr.(3)	7,476,435	7.48%

(1)	Based on 99,908,318 shares outstanding as of December 31, 2003.
(2)	Based on information filed by Wellington Management Company, LLP with the SEC on Schedule 13G on February 12, 2004. Based on the Schedule 13G, Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own 9,385,600 common shares that are held of record by its clients.
(3)	Based on information filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. with the SEC on Schedule 13G on February 10, 2004. Based on the Schedule 13G, Mr. Charles Johnson and Mr. Rupert Johnson, Jr. may be deemed to share beneficial ownership of the 7,476,435 shares with Franklin Resources, Inc. by virtue of each owning in excess of 10% of the outstanding common stock of Franklin Resources, Inc. Franklin Resources, Inc. is a parent holding company and our common shares are held by certain of its investment advisory subsidiaries. These investment advisory subsidiaries have the following holdings: Franklin Advisers, Inc. has the sole power to direct the vote of and dispose of 5,398,387 of such shares; Franklin Advisory Services, LLC has the sole power to direct the vote of and dispose of 2,017,500 of such shares; Franklin Private Client Group, Inc. has the sole power to dispose of 48 of such shares; and Fiduciary Trust Company International has the sole power to direct the vote of and dispose of 60,500 of such shares. Based on the Schedule 13G, each of Franklin Resources, Inc., its investment advisory subsidiaries, Mr. Charles Johnson and Mr. Rupert Johnson disclaim any economic interest or beneficial ownership of our common shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans to Directors and Executive Officers

Under Bermuda law, we cannot lend money to our directors without the approval of shareholders representing 90% of our common shares. We have no outstanding loans to any director. In addition, we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 prohibiting certain loans to directors and executive officers.

Financing Transactions and Capital Contributions

We guarantee all of the intercompany loans that are held as assets of our master trust facility. We have also provided guarantees for the payment of long-term loans by our joint ventures in Argentina. As of December 31, 2003, these guarantees of our joint venture debt totaled approximately $20 million.

In 2000, Mutual Investment Limited contributed $126 million of capital to us in the form of a long-term secured note. In June 2003, we received $55 million from Mutual Investment Limited, as final payment on this long-term secured note. In addition, in 2003 we recorded interest income of $1 million pertaining to this long-term secured note.

Corporate and Administrative Services

We have entered into an administrative services agreement with Mutual Investment Limited under which we provide corporate and administrative services to it, including financial, legal, tax, accounting, human resources administration, insurance, employee benefits plans administration, corporate communication and management information system services. The agreement has a quarterly term that is automatically renewable unless terminated by either party. Mutual Investment Limited pays us for the services rendered on a quarterly basis based on our direct and indirect costs of providing the services. In 2003, Mutual Investment Limited paid us $661,000 under this agreement.

Product Sales

We sell soybean meal and fertilizer products at market prices to Seara Alimentos S.A., a subsidiary of Mutual Investment Limited engaged in meat and poultry production. The amounts of these sales were $6 million for the year ended December 31, 2003, $4 million in 2002 and $12 million in 2001.

In addition, we sold soybeans and related soybean products to Solae, our joint venture with DuPont, which totaled $62 million for the year ended December 31, 2003. We also purchased soybean meal and soybean oil from Solae, which totaled $62 million for the year ended December 31, 2003.

Other Transactions

In December 2003, we sold an inactive Netherlands subsidiary to Mutual Investment Limited for $64,000, its estimated fair value, in connection with a reorganization of certain of Mutual Investment Limited's investments.

Alliance with DuPont

In connection with Solae, our joint venture with DuPont, we received $251 million in cash in exchange for the sale of our Brazilian ingredients business in 2003.

PRICE RANGE OF COMMON SHARES

Our common shares have been listed on the New York Stock Exchange under the symbol "BG" since our initial public offering in August 2001. Prior to that time, there was no public market for our common shares. The following table sets forth, for the periods indicated, the high and low closing prices of our common shares, as reported on the New York Stock Exchange.

	High	Low
2002
First quarter	$24.00	$18.60
Second quarter	$23.88	$19.65
Third quarter	$24.20	$17.79
Fourth quarter	$26.00	$21.77
2003
First quarter	$27.30	$23.90
Second quarter	$30.35	$24.73
Third quarter	$30.95	$27.37
Fourth quarter	$33.00	$26.29
2004
First quarter	$40.22	$32.99
Second quarter (to April 2, 2004)	$41.00	$40.60

On April 2, 2004, the last reported sale price of our common shares on the New York Stock Exchange was $40.60.

COMPARATIVE PERFORMANCE OF OUR COMMON SHARES

The performance graph shown below compares the quarterly change in cumulative value of our common shares with the Standard & Poor's (S&P) 500 Stock Index and the S&P Food Products Index from August 2001, when we completed our initial public offering, through the quarter ended March 31, 2004. The graph sets the beginning value of our common shares and the Indices at $100, and assumes that all dividends are reinvested. All Index values are weighted by the capitalization of the companies included in the Index.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at the Annual General Meeting in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit a proposal, either at least 100 shareholders or a group of shareholders who represent at least 5% of the voting rights of our voting securities must notify us in writing of their intent to submit a proposal.

In accordance with Bermuda law, any such shareholder proposal to be voted on at the Annual General Meeting and at future annual general meetings must be received by us no later than six weeks prior to the annual general meeting date in order to be circulated to shareholders by us. Please deliver any such proposal to Bunge Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary.

To recommend a director nominee, a shareholder shall give notice to our Secretary at our registered address in Hamilton, Bermuda. Any such notice should include the candidate's brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate's signed consent to serve as a director if elected and to be named in the proxy statement. The notice must be given not later than the earlier of (1) 90 days before the first anniversary of the last Annual General Meeting of Shareholders or (2) ten days after the notice of the Annual General Meeting of Shareholders at which directors are to be elected is given. Shareholders' notices must contain the specific information set forth in the bye-laws. For additional information, see "—Nomination of Directors" on page 12.

DIRECTIONS TO ANNUAL GENERAL MEETING

The Annual General Meeting will be held at 10:00 a.m., New York City time, on Friday, May 28, 2004 at the Sofitel Hotel in New York City. The Sofitel Hotel is located at 45 West 44th Street between Fifth and Sixth Avenues in Manhattan. The telephone number is (212) 354-8844 and the fax number is (212) 782-3002.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring any matter for action at the Annual General Meeting other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

By order of the Board of Directors.

James Macdonald Secretary

Hamilton, Bermuda
April 9, 2004